Exhibit 99.1

VOTING AGREEMENT

     This VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 4, 2003, between Opsware Inc., a Delaware corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Tangram Enterprise Solutions, Inc., a Pennsylvania corporation (“Company”).

RECITALS

     A. Concurrently with the execution of this Agreement, Parent, Company and TES Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Reorganization (the “Merger Agreement”) which provides for the merger of Merger Sub with and into Company (the “Merger”). Pursuant to the terms of the Merger, shares of Company Common Stock and Company Series F Preferred Stock will be converted into shares of Parent Common Stock and cash on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     B. As of the date hereof, Shareholder is the record holder or beneficial owner of, or exercises voting power over, such number of outstanding shares of Company Common Stock and Company Series F Stock as is indicated on the final page of this Agreement.

     C. As a material inducement to enter into the Merger Agreement, Parent desires Shareholder to agree, and Shareholder is willing to agree, to vote the Shares (as defined below), so as to facilitate consummation of the Merger.

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1.	AGREEMENT TO VOTE SHARES

1.1 Definitions. For purposes of this Agreement:

                    (a) Shares. The term “Shares” shall mean all issued and outstanding shares of Company Common Stock and Company Series F Stock owned of record or beneficially by Shareholder or over which Shareholder exercises voting power, in each case, as of the record date for persons entitled to receive notice of, and to vote at the meeting of the shareholders of Company called for the purpose of voting on the matters referred to in Section 1.2.

                    (b) Subject Securities. The term “Subject Securities” shall mean: (i) all securities of Company (including all shares of Company Common Stock and Company Series F Stock and all options, warrants and other rights to acquire shares of Company Common Stock and Company Series F Stock) beneficially owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of Company (including all additional shares of Company Common Stock and Company Series F Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock and Company Series F Stock) of which Shareholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 4 below or the record date for the meeting at which shareholders of Company are asked to vote upon approval of the Merger Agreement and the Merger.

                    (c) Transfer. Shareholder shall be deemed to have effected a “Transfer” of a security if Shareholder directly or indirectly sells, pledges, hypothecates, transfers or disposes of such security or any interest in such security.

          1.2 Agreement to Vote Shares. Shareholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (the “Effective Time”) and (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of Company, however called, Shareholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Shares:

                    (A) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and any actions required in furtherance thereof; and

                    (B) against approval of (i) any Acquisition Proposal (as defined in the Merger Agreement), (ii) any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of the Shareholder under this Agreement, or (iii) any other matter that could reasonably be expected to impede, delay or materially and adversely affect the consummation of the Merger.

     Shareholder agrees to deliver to Parent upon request written confirmation, in form and substance reasonably acceptable to Parent, of Shareholder’s vote in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and any actions required in furtherance thereof.

          1.3 Transfer and Other Restrictions.

          (a) Prior to the termination of this Agreement, Shareholder agrees not to, directly or indirectly:

                    (i) except (A) pursuant to the terms of the Merger Agreement, pursuant to the terms of a transaction that constitutes a Superior Proposal or (B) to or among Shareholder and any wholly-owned subsidiary of Shareholder that agrees in writing to be bound by this Agreement, offer for sale or Transfer, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale or Transfer of any or all of the Subject Securities or any interest therein;

                    (ii) grant any proxy or power of attorney with respect to the Subject Securities, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities except as provided in this Agreement; or

                    (iii) take any other action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement.

          (b) As of the date hereof, Shareholder is not a party to a contract or agreement that requires Shareholder to Transfer Subject Securities to another person or entity.

          1.4 Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit 1 (the “Proxy”), which shall be irrevocable with respect to the Shares, subject to the other terms of this Agreement.

          1.5 Dissenters’ Rights. Shareholder agrees not to exercise any rights of appraisal and any dissenters’ rights that Shareholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

          1.6 No Limitation on Discretion as Director. This Agreement is intended solely to apply to the exercise by Shareholder of rights attaching to ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of any Shareholder who is a director of the Company with respect to, any action that may be taken or omitted by Shareholder acting in Shareholder’s fiduciary capacity as a director of the Company.

          1.7 Change of Recommendation. Notwithstanding anything contained herein to the contrary, in the event that Company makes a Company Change of Recommendation in accordance with the terms of Section 5.2(c) of the Merger Agreement, then (a) the provisions of Section 1.2 (Agreement to Vote Shares), Section 1.3(a)(ii) (Transfer and Other Restrictions) and the Proxy shall terminate and be of no further force or effect, and (b) except as set forth in the immediately preceding clause (a), the provisions of this Agreement (including without limitation Section 2) shall remain in full force and effect.

          1.8 Covenant Not to Sue. Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity (each a “Claim”), which (a) challenges the validity of the Alternate Transaction Fee or the Termination Fee or seeks to declare that the Alternate Transaction Fee and the Termination Fee are excessive or (b) challenges the enforceability or enjoins the operation of Section 5.1 (Proxy Statement/Prospectus; Registration Statement; Other Filings) or Section 5.2 (Meeting of Company Shareholders; Board Recommendation) of the Merger Agreement; provided, however, that the foregoing shall not be construed to prevent the assertion of any Claim by Shareholder that (i) the Alternate Transaction Fee is not due from or payable by Shareholder in accordance with the terms of this Agreement, (ii) the calculation of the Alternate Transaction Fee in accordance with the terms of Section 2 of this Agreement is incorrect or (iii) the Termination Fee is not due from or payable by the Company in accordance with the terms of the Merger Agreement.

     2. ALTERNATE TRANSACTION FEE

     If Parent terminates the Merger Agreement pursuant to Section 7.1(d) or 7.1(e) thereof, and within one year of such termination, any of the following occurs (i) a Change of Control Transaction is consummated, (ii) the Company enters into an agreement with respect to a Change in Control Transaction, or (iii) a tender offer or exchange offer for all or a majority of all outstanding shares of Company Common Stock is or previously was commenced, and the Board of Directors of the Company or a special committee thereof (1) recommends that the shareholders of the Company tender their shares in such tender offer or exchange offer, or (2) within ten (10) business days after the commencement of such tender offer or exchange offer, the Board of Directors of the Company fails to recommend rejection of such offer, then Shareholder shall pay Parent upon consummation of such Change of Control Transaction an amount equal to the sum of (A) 100% of that amount of the Alternate Transaction

Premium (as defined below) that is less than or equal to $1,500,000 and (B) 50% of the amount, if any, by which the Alternate Transaction Premium exceeds $1,500,000 (such sum, being the “Alternate Transaction Fee”), such payment to be made no later than two (2) business days after the Alternate Transaction Date (as defined below) by wire transfer of immediately available funds to such account as Parent may designate. For purposes hereof, (i) “Alternate Transaction Premium” shall mean the amount, if any, by which the aggregate consideration, including the fair market value of any non-cash consideration valued as of the date on which such Change of Control Transaction is consummated (the “Alternate Transaction Date”), that is received by Shareholder with respect to the shares of Company Common Stock and Company Series F Preferred Stock held by Shareholder upon consummation of such Change of Control Transaction exceeds the aggregate consideration that Shareholder would have received with respect to such shares of Company Common Stock and Company Series F Preferred Stock if the Merger had been consummated in accordance with terms of the Merger Agreement as in effect on the date this Agreement is terminated, (ii) the “fair market value” of any publicly traded securities as of any date shall be the closing price or the last sale price, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which such securities are listed or admitted to trading or, if such securities are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, and the “fair market value” of any other non-cash consideration shall be determined in good faith by the Board of Directors of the Company, which determination shall be subject to the consent of Parent which consent shall not be unreasonably withheld, and in the absence of such determination shall be determined in good faith by Parent and (iii) a “Change of Control Transaction” shall mean any merger, reorganization, share exchange, tender offer, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which Shareholder or its wholly-owned subsidiaries is to receive cash or non-cash consideration for the shares of Company Common Stock and Company Series F Preferred Stock held by Shareholder (either directly, such as in a tender offer or merger, or indirectly, such as in a distribution or payment in liquidation following a sale of assets by the Company), other than a transfer among Shareholder and its wholly-owned subsidiaries and a reorganization in which there is no material change in the beneficial ownership of the Company (e.g., a reincorporation to change the Company’s state of incorporation).

     3. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

          3.1 Title to Shares. Shareholder (directly, or indirectly through its wholly-owned subsidiaries) is the record and beneficial owner of, or Shareholder exercises voting power over, the shares of Company Common Stock and Company Series F Stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any encumbrances that would adversely affect the ability of Shareholder to carry out the terms of this Agreement. The number of shares set forth on the signature pages hereto are the only shares beneficially owned by Shareholder as of the date hereof and, except as set forth on such signature pages, Shareholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

          3.2 Due Authorization, etc. Shareholder has all requisite corporate power and authority to enter into this Agreement and to perform Shareholder’s obligations contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Shareholder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity.

          3.3 No Conflicts, Required Filings and Consents. The execution and delivery of this Agreement does not, and the performance of Shareholder’s obligations contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation that would result in the creation of any encumbrance upon any of the Shares beneficially owned by such Shareholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on such Shareholder or any Shares beneficially owned by such Shareholder. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any governmental entity is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder or the performance by such Shareholder of Shareholder’s obligations contemplated by this Agreement. Prior to the approval of Company’s Board of Directors of this Agreement, Shareholder and Parent had no agreement, arrangement or understanding with respect to the voting of any of Shareholder’s securities of the Company.

     4. TERMINATION

     This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof; provided, however, in the case of a termination pursuant to the preceding clause (ii) in the case of a termination of the Merger Agreement pursuant to Section 7.1(d) or 7.1(e) thereof, that the provisions of Sections 2 and 5 hereof shall survive such termination until such time as Shareholder can no longer be obligated to pay the Alternate Transaction Fee.

     5. MISCELLANEOUS

          5.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          5.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other; provided, that Shareholder may assign this Agreement and any of the rights, interests and obligations under this Agreement to any wholly-owned subsidiary of Shareholder that agrees in writing to be bound by the terms of this Agreement. Any purported assignment in violation of this Section shall be void.

          5.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          5.4 Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

          5.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent:

Opsware Inc.
599 N. Mathilda Avenue
Attention: General Counsel
Facsimile No.: (408) 744-7380
Telephone No.: (408) 744-7300

with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Attention: David Healy
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

If to Shareholder, to the address for notice set forth on the last page hereof.

with a copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Attention: Richard B. Aldridge
Facsimile No: (215) 963-5001
Telephone No.: (215) 963-4829

Any party hereto may by notice so given provide and change its address for future notices hereunder.

          5.6 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, applicable to contracts made and performed in that state.

          5.7 Entire Agreement. This Agreement, the Merger Agreement and the Proxy granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

          5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5.9 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

     In Witness Whereof, the parties hereto have caused this Voting and Option Agreement to be executed by their duly authorized respective officers as of the date first above written.

Opsware Inc.

By:

Name:	Benjamin A. Horowitz
Title:	President and Chief Executive Officer

Shareholder

By:

Name:
Title:

Shareholder’s Address for Notice:

[Address]

Outstanding shares of Company Common Stock held of record or beneficially owned by Shareholder or over which Shareholder exercises voting power as of the date hereof:

Outstanding shares of Company Series F Stock held of record or beneficially owned by Shareholder or over which Shareholder exercises voting power as of the date hereof:

Outstanding options and warrants to purchase Company capital stock owned by Shareholder as of the date hereof:

(specify number and class/series of capital stock)

[SIGNATURE PAGE TO VOTING AND OPTION AGREEMENT]

Exhibit 1

IRREVOCABLE PROXY

     The undersigned shareholder (the “Shareholder”) of Tangram Enterprise Solutions, Inc., a Delaware corporation (the “Company”), hereby irrevocably appoints and constitutes the members of the Board of Directors of Opsware Inc., a Delaware corporation (“Parent”), and each such Board member (collectively, the “Proxyholders”), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock of the Company that are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights of the undersigned at every annual, special or adjourned meeting of Company shareholders or otherwise, (i) in favor of approval and adoption of the Agreement and Plan of Reorganization, dated as of December    , 2003, among Parent, [TES] Acquisition Corp. and the Company (the “Merger Agreement”), and the approval of the merger of [TES] Acquisition Corp. with and into the Company (the “Merger”), and (ii) against approval of any Acquisition Proposal (as defined in the Merger Agreement), any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Shareholder under the Voting Agreement, dated as of December    , 2003, between Parent and Shareholder (the “Voting Agreement”), or any other matter that could reasonably be expected to impede, delay or materially and adversely affect the consummation of the Merger.

     The Proxyholders may not exercise this proxy on any matter other than those contained in (i) and (ii) above (the “Designated Matters”). The Shareholder shall retain all other rights and privileges relating to the Shares, including, but not limited to, the right to vote the Shares on all matters other than the Designated Matters. The proxy granted by the Shareholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Shareholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in the Company to be purchased and sold pursuant the Merger Agreement.

     This proxy will terminate in accordance with the terms of the Voting Agreement. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Shareholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the shareholders of the Company.

     This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned. Dated: December    , 2003.

Signature

Name (and Title)

Shares of Company Common Stock held of record or beneficially owned by the Shareholder or over which the Shareholder exercises voting power as of the date hereof:

Shares of Company Series F Stock held of record or beneficially owned by the Shareholder or over which the Shareholder exercises voting power as of the date hereof:

Outstanding options and warrants to purchase Company capital stock owned by Shareholder as of the date hereof:

[SIGNATURE PAGE TO IRREVOCABLE PROXY]